EXHIBIT 99.1

Contact:	Denise Barton
Chief Financial Officer
(702) 380-7777

FOR IMMEDIATE RELEASE

GB HOLDINGS, INC.
REPORTS FULL YEAR UNAUDITED CONSOLIDATED FINANCIAL RESULTS

Atlantic City, New Jersey, March 15, 2005 – GB Holdings, Inc. (“GB Holdings”), today reported the following full year unaudited consolidated financial results:

     GB Holdings’ net revenues increased to $171.2 million for the year ended December 31, 2004 from $167.7 million for the year ended December 31, 2003. This increase was primarily due to increased casino revenues, reflecting improved volume.

     Net loss for 2004 was $12.8 million, a decrease from net loss of $17.7 million for 2003. The reduced net loss for 2004 reflected the effects of increased net revenues of $3.5 million, a reduction in operating expenses of $1.4 million, primarily payroll expenses, which was offset by an increase in debt restructuring costs of $1.2 million.

     EBITDA for 2004 was $18.0 million, an increase from EBITDA of $12.6 million for 2003. EBITDA for 2004 reflected the effects of increased revenue and reduced operating expenses.

     The following table reconciles GB Holdings’ net loss to EBITDA for 2004:

GB Holdings, Inc.
Reconciliation of Net Loss to EBITDA
(in thousands)

	For the Year Ended
	December 31,
	2004	2003
Net loss	$(12,822)	$(17,713)
Other (income) expense	13,777	13,797
Income tax expense	986	958
Depreciation and amortization	14,898	14,123
Provision for obligatory investments	1,165	1,434

EBITDA	$18,004	$12,599

During 2004, GB Holdings incurred capital expenditures of $17.4 million and expects to incur $9.1 million in 2005.

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of GB Holdings.

Among these risks and uncertainties are changes in general economic conditions, the extent, duration and strength of any economic recovery, the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, risks related to our hotel and casino operations, including the effect of regulation, substantial competition, rising operating costs and economic downturns, competition for investment properties, risks related to our oil and gas operations, including costs of drilling, completing and operating wells and the effects of regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

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